EXHIBIT 99.1

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS FOURTH QUARTER AND FULL-YEAR OPERATING RESULTS, DECLARES REGULAR FOURTH QUARTER CASH DIVIDEND, SETS FISCAL 2018 CASH DIVIDEND RATE, AND REAFFIRMS FISCAL 2018 GUIDANCE

GENERAL HIGHLIGHTS

CINCINNATI, November 9, 2017 (GLOBE NEWSWIRE) Meridian Bioscience, Inc. (NASDAQ: VIVO) today:

•	reported fourth quarter and full-year fiscal 2017 net revenues of $49.7 million and $200.8 million, respectively, increases of 6% and 2%, respectively, from the same periods of the prior fiscal year;

•
reported fourth quarter operating income of $8.8 million (including $0.8 million of costs associated with transition to a new CEO and defense of certain intellectual property; collectively, "CEO transition and IP defense costs"), a decrease of 1% from the same period of the prior fiscal year, which included $0.7 million of costs associated with reorganizing the sales and marketing leadership;

•
reported full-year fiscal 2017 operating income of $37.4 million (including $0.8 million of CEO transition and IP defense costs and a $6.6 million non-cash goodwill impairment charge), a decrease of 27% from the same period of the prior fiscal year, which included $2.2 million of costs associated with acquisition activity and reorganizing the sales and marketing leadership;

•
reported fourth quarter fiscal 2017 net earnings of $5.7 million, or $0.13 per diluted share, on a GAAP basis, an increase of 4% and flat, respectively, compared to the fiscal 2016 fourth quarter.  On a non-GAAP basis, earnings were $6.2 million, or $0.15 per diluted share, increases of 5% and 7%, respectively.  Non-GAAP basis excludes the effect of CEO transition and IP defense costs in the fiscal 2017 fourth quarter and the effect of costs associated with reorganizing sales and marketing leadership during the fiscal 2016 fourth quarter (see non-GAAP financial measure reconciliation below);

•
reported full-year fiscal 2017 net earnings of $21.6 million, or $0.51 per diluted share, on a GAAP basis, decreases of 33% compared to fiscal 2016.  On a non-GAAP basis, earnings were $28.7 million, or $0.67 per diluted share, decreases of 15% and 16%, respectively, compared to fiscal 2016.  Non-GAAP basis excludes the effect of CEO transition and IP defense costs and goodwill impairment in fiscal 2017 and the effect of costs associated with acquisition activity and reorganizing the sales and marketing leadership during fiscal 2016 (see non-GAAP financial measure reconciliation below);

•	declared the regular quarterly cash dividend of $0.125 per share for the fourth quarter of fiscal 2017 (annual indicated rate of $0.50 per share);

•	announced the fiscal 2018 annual indicated cash dividend rate of $0.50 per share; and

•	reaffirmed its fiscal 2018 guidance of per share diluted earnings between $0.59 and $0.62 on a GAAP basis (between $0.65 and $0.68 on a non-GAAP basis) on net revenues of $207 million to $212 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2017	2016	% Change	2017	2016	% Change
Net Revenues	$49,697	$46,998	6%	$200,771	$196,082	2%
Operating Income	8,807	8,895	-1%	37,382	51,378	-27%
Net Earnings	5,726	5,491	4%	21,557	32,229	-33%
Diluted Earnings per Share	$0.13	$0.13	-%	$0.51	$0.76	-33%
Diluted Earnings per Share
excluding effect of CEO
transition and IP defense costs
(Q4-17), goodwill impairment
charge (Q3-17), sales and
marketing leadership
reorganization costs (Q4-16),
and acquisition-related costs
(Q2-16) (see non-GAAP
financial measure reconciliation)	$0.15	$0.14	7%	$0.67	$0.80	-16%

	September 30,
	2017	2016
Cash and Equivalents	$57,072	$47,226
Working Capital	110,988	104,220
Long-term Debt	54,647	58,360
Shareholders' Equity	169,585	166,472
Total Assets	249,777	252,028

COMPANY COMMENTS

Jack Kenny, Chief Executive Officer, commented, "Meridian's results for fiscal 2017 were in-line with preliminary results that were published on October 19, 2017.  Our Americas core diagnostic business continues to show encouraging signs of stabilization as demonstrated by its 4% growth in the fourth quarter.  Magellan revenues exceeded $18 million for fiscal 2017, representing 2% growth. Our Life Science segment continued to perform extremely well, with top-line growth of 12% during fiscal 2017, exceeding internal expectations.  Both units contributed to this growth, with non-molecular reagents revenues growing 15% year-over-year during fiscal 2017, and molecular reagents revenues growing 8% (12% in constant currency).  Our investments in the Asia-Pacific markets, including our recently launched Meridian Bioscience Beijing, LLC subsidiary, continue to perform very well and contributed to this strong growth. Revenues in China grew over 40% to almost $6 million. New products, such as our Zika biologicals and JetSeq™, positively impacted Life Science growth as well.

We are confident that fiscal 2018 will be another year of revenue growth for Meridian.  While in many respects fiscal 2017 represented a year of rebuilding, the entire organization is now energized towards our planned investment initiatives aimed at achieving revenue growth across all business units.  Our financial position is solid; and cash flows from operating activities remain strong.

On the research and development front we are excited about the opportunities in front of us. We are confident that we are deploying our investments towards products and platforms that will not only grow Meridian's top- and bottom-line, but importantly serve to improve patient outcomes.  Our new Curian diagnostic platform is poised to broaden our diagnostic portfolio with important new capabilities in fluorescent technology.   In addition to planned investments aimed at driving top-line growth, we will pursue opportunities to improve operational efficiencies across the business.

With regard to the FDA matters within Magellan Diagnostics, which occurred prior to our acquisition in March 2016, we remain committed to strengthening Magellan's quality system and ensuring that all aspects of the system are in full compliance.  We take this issue very seriously and are continuing to progress with the highest sense of urgency."

John A. Kraeutler, Executive Chairman of the Board, commented, "As we enter the early days of fiscal 2018, I remain confident that the Meridian team is well-poised to deliver on its stated revenue and earnings guidance for the year, as well as new product and market initiatives setting the stage for a period of accelerated revenue and earnings growth beginning in fiscal 2019.  In addition to our pursuit of internal investments, we continue to explore additional growth opportunities through carefully selected acquisitions.  Our objective is to build shareholder value through higher revenues, earnings, cash flow, and cash dividends."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.125 per share for the fourth quarter ended September 30, 2017.  The dividend is payable on November 30, 2017 to shareholders of record as of the close of business on November 20, 2017.  The Board of Directors has approved the indicated regular quarterly cash dividend rate of $0.125 per share for fiscal 2018, an annual indicated dividend rate of $0.50 per share. Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings on both a GAAP and non-GAAP basis, cash flow requirements and future business developments, including any acquisitions and other factors deemed relevant by the Board.

FISCAL 2018 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2018, management expects net revenues to be in the range of $207 million to $212 million and per share diluted earnings to be between $0.59 and $0.62 on a GAAP basis.  On a non-GAAP basis, fiscal 2018 earnings are expected to be between $0.65 and $0.68 per diluted share. This guidance assumes the medical device tax moratorium continues in calendar 2018. The per share estimates assume an increase in average diluted shares outstanding from approximately 42.6 million at fiscal 2017 year end to approximately 42.8 million at fiscal 2018 year end.  The revenue and earnings guidance provided in this press release is derived from expected internal growth and does not include the impact of any acquisitions the Company may complete during fiscal 2018.

FINANCIAL CONDITION

The Company's financial condition remains sound.  At September 30, 2017, current assets were $133.9 million compared to current liabilities of $22.9 million, resulting in working capital of $111.0 million and a current ratio of 5.8.  Cash and equivalents were $57.1 million, and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company's bank-debt obligations, all of which were incurred in connection with the 2016 acquisition of Magellan, totaled $54.6 million as of September 30, 2017.

FOURTH QUARTER AND FISCAL 2017 UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods of fiscal 2017 and fiscal 2016.

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net revenues	$49,697	$46,998	$200,771	$196,082
Cost of sales	19,042	17,275	75,938	68,295
Gross profit	30,655	29,723	124,833	127,787

Operating expenses
Research and development	4,462	3,759	15,680	13,815
Selling and marketing	8,690	8,133	32,101	29,871
General and administrative	7,934	8,259	32,280	30,565
CEO transition and IP defense costs	762	-	762	-
Goodwill impairment charge	-	-	6,628	-
Sales and marketing leadership
reorganization costs	-	677	-	677
Acquisition-related costs	-	-	-	1,481
Total operating expenses	21,848	20,828	87,451	76,409

Operating income	8,807	8,895	37,382	51,378
Other income (expense), net	(173)	(143)	(953)	(734)
Earnings before income taxes	8,634	8,752	36,429	50,644
Income tax provision	2,908	3,261	14,872	18,415
Net earnings	$5,726	$5,491	$21,557	$32,229

Net earnings per basic common share	$0.14	$0.13	$0.51	$0.77
Basic common shares outstanding	42,205	42,086	42,188	42,010

Net earnings per diluted common share	$0.13	$0.13	$0.51	$0.76
Diluted common shares outstanding	42,616	42,480	42,571	42,393

The following table sets forth the unaudited segment data for the interim and annual periods in fiscal 2017 and fiscal 2016 (in thousands).

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net revenues
Diagnostics	$35,992	$34,936	$143,521	$145,114
Life Science	13,705	12,062	57,250	50,968
	$49,697	$46,998	$200,771	$196,082
Operating Income
Diagnostics	$5,934	$6,790	$23,086	$38,202
Life Science	2,860	1,911	14,086	12,997
Eliminations	13	194	210	179
	$8,807	$8,895	$37,382	$51,378

NON-GAAP FINANCIAL MEASURES
In this press release, we have supplemented our reported GAAP financial information with information on net earnings, basic earnings per share and diluted earnings per share excluding the effects of the following non-routine items, each of which is a non-GAAP measure (presented with periods impacted):
1.	CEO transition and IP defense costs (Fiscal 2017 Fourth Quarter & Full Year)
2.	Goodwill impairment (Fiscal 2017 Full Year)
3.	Sales and marketing leadership reorganization costs (Fiscal 2016 Fourth Quarter & Full Year)
4.	Acquisition-related costs (Fiscal 2016 Full Year)
We believe this information is useful to an investor in evaluating our performance because:
1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and
2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of the non-routine items noted above, in the tables below for the fourth quarters and full-year fiscal years ended September 30, 2017 and September 30, 2016.
These non-GAAP measures may be different from non-GAAP measures used by other companies.  In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP.  Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

FOURTH QUARTER AND FISCAL YEAR
GAAP TO NON-GAAP RECONCILATION TABLES
(In Thousands, Except per Share Data)
	Three Months		Twelve Months
	Ended September 30,		Ended September 30,
	2017	2016	2017	2016
Net Earnings -
U.S. GAAP basis	$5,726	$5,491	$21,557	$32,229
CEO transition and IP defense costs*	495	-	495	-
Goodwill impairment charge	-	-	6,628	-
Sales & marketing leadership reorganization*	-	431	-	431
Acquisition-related costs*	-	-	-	1,233
Adjusted Earnings	$6,221	$5,922	$28,680	$33,893

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.14	$0.13	$0.51	$0.77
CEO transition and IP defense costs	0.01	-	0.01	-
Goodwill impairment charge	-	-	0.16	-
Sales & marketing leadership reorganization	-	0.01	-	0.01
Acquisition-related costs	-	-	-	0.03
Adjusted Basic EPS	$0.15	$0.14	$0.68	$0.81

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.13	$0.13	$0.51	$0.76
CEO transition and IP defense costs	0.01	-	0.01	-
Goodwill impairment charge	-	-	0.16	-
Sales & marketing leadership reorganization	-	0.01	-	0.01
Acquisition-related costs	-	-	-	0.03
Adjusted Diluted EPS	$0.15**	$0.14	$0.67**	$0.80

*Net of tax.
**Does not sum to total due to rounding.

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's actual results, financial condition, or continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property.  Meridian relies on proprietary, patented and licensed technologies. As such, the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the outcome of goodwill impairment testing and the impact of possible goodwill impairments on Meridian's earnings and financial results. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K, and other periodic filings with the Securities and Exchange Commission contain a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.
Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, rare reagents, specialty biologicals and components. Utilizing a variety of methods, our diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as infections and lead poisoning. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's diagnostic products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, and blood lead level testing. In addition, Meridian is a supplier of rare reagents, specialty biologicals and components used by organizations in the life science and agri-bio industries engaged in research. Its products are also used by companies as components in the manufacture of diagnostics. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and agri-bio companies in more than 70 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

Contact:
John A. Kraeutler	Jack Kenny
Executive Chairman of the Board	Chief Executive Officer
Meridian Bioscience, Inc.	Meridian Bioscience, Inc.
Phone: 513.271.3700	Phone: 513.271.3700
Email: mbi@meridianbioscience.com	Email: mbi@meridianbioscience.com

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